BOLT PROJECTS HOLDINGS
REPORTS Q2 2025 FINANCIAL RESULTS

●Bolt’s second quarter 2025 Vegan Silk Technology Platform revenues grew twenty-three-fold year-over-year to $1.3 million, driven by growing commercial momentum.
●The Company delivered positive gross profit ahead of its internal estimate and is initiating gross profit guidance of $0.5 million for 2025 and $1.0 million for 2026.
●Full year revenue guidance for 2025 and 2026 remain unchanged at $4.5 million and $9.0 million, respectively.
●Bolt has entered into a non-binding term sheet to secure up to $20 million of financing in preferred stock and an equity line of credit from Ascent Partners to be drawn in tranches, subject to stock price, trading volume requirements and shareholder approval.
●The Company’s strategic focus remains to generate long-term, sustainable profitability through revenue growth, operational efficiencies and cost of goods sold reductions.

Berkeley, California – August 12, 2025
Introduction
Bolt Projects Holdings, Inc. (Nasdaq: BSLK), a developer of biomaterials for the beauty and personal care industry, reported financial results for the second quarter ended June 30, 2025.

“Demand for Vegan Silk™ continues to grow, resulting in positive gross margins a quarter ahead of estimate,” said Dan Widmaier, Chairman and CEO. “Our pricing discipline helped us achieve profitability on material from our last campaign, even before expected cost reductions in the next. We believe the Vegan Silk Technology Platform delivers high-performance, sustainable benefits that meet customer needs and supports long-term growth.”
Market Traction
Bolt continued to win new customers and expand relationships with existing ones in the second quarter. Notably, it secured its first brand partner from one of the seven major beauty conglomerates that control over 70% of industry revenue.

At the same time, Bolt has continued to deliver for existing customers, supporting the launch of Goddess Maintenance Company’s “Restorative Leave-In Hair Mask” formulated with the “Goddess Molecule” – a proprietary, bioengineered vegan silk molecule exclusive to Bolt.

●A global skincare brand owned by one of the top seven beauty conglomerates plans to launch its first product featuring Bolt’s Vegan Silk™ in 2026, with additional products in development. Known for its clinical-grade, transparent formulations, the brand chose Bolt’s platform to support key performance and sustainability claims.
●Bolt’s innovative partner, Goddess Maintenance Company, launched a product specifically created for leave-in hair treatments. This advanced technology marks a major advancement in sustainable beauty, offering eco-conscious consumers high-

performance care without compromise. Designed for all hair types, the Restorative Leave-In Hair Mask is formulated for use with every client in professional settings and as a go-to treatment every time someone washes their hair at home. Since its launch in April 2025, Goddess has been expanding international distribution, with plans to reach over 100+ markets by October 2025. This exceptional growth reflects the rising demand for environmentally responsible and scientifically-driven beauty solutions.

“Quarter by quarter, we’re building momentum for strong growth in 2026 and beyond,” said President Cintia Nardi. “We see three demand drivers: pressure to reformulate, changing consumer expectations, and stricter rules on silicones and microplastics. Partnerships like our alliance with Goddess are fueled by these trends. Our Vegan Silk™ offers a high-performance, sustainable alternative that helps brands future-proof their products without compromising results.”

“Momentum with both indie brands and major global players gives us confidence in Bolt’s long-term commercial potential,” said Nardi. “Breaking into the top seven for the first time is a major milestone.”

“We believe innovations like the ‘Goddess Molecule’ show the power of our platform to deliver differentiated, scalable solutions,” added CEO Dan Widmaier. “Seeing partners like Goddess expand globally underscores the commercial and scientific strength of our model.”
Operational Scalability & Supply Chain
Bolt has continued to scale production in 2025 to meet rising demand. Through process optimization with its manufacturing partner, the Company is reducing costs and expanding gross margins. These improvements support Bolt’s goal of lowering per-kilogram manufacturing costs throughout the year.

“With our first anniversary as a public company approaching, we’re adding gross profit to our investor guidance,” said President Cintia Nardi. “Thanks to strong Q2 results and close supplier collaboration, we expect double-digit manufacturing cost reductions in the second half of 2025. Based on this, we are guiding to at least $0.5 million in gross profit for fiscal 2025, and at least twice that in fiscal 2026.”

“Lower costs and stronger margins have allowed us to offer sustainable, competitive pricing,” added Mr. Widmaier. “A core part of our model is passing some of these savings to customers. As we evaluate 2026 pricing we will look to provide healthy gross margins that support growth while enabling volume expansion. This approach lets us meet our commitments to shareholders and customers — and stay true to our mission: Way Better Materials for a Way Better World.”
Research and Development
Research and Development remains central to Bolt’s progress. In Q2 2025, the Company added 5 new patents, bringing its total to 77 granted and 118 pending as of June 30, 2025. New filings, especially in beauty and personal care, bolster Bolt’s focus on innovation and market leadership.

“Bolt’s Vegan Silk Platform is already delivering commercial success stories like the ‘Goddess Molecule,’” said David Breslauer, Chief Product and Technology Officer. “Our biotech expertise and growing IP portfolio has allowed us to create novel molecules that we believe improve performance and enable proprietary claims — giving partners a competitive edge in a crowded, claims-driven market. While many brands reference science, few go beyond basic chemistry. Bolt offers exclusive biotech innovation that drives both differentiation and sustainability.”
Corporate Milestones

Beyond product progress, Bolt achieved several key corporate developments since Q1 2025.

●On June 27, 2025, Bolt entered into a non-binding term sheet with Ascent Partners LLC for up to $20 million of financing in preferred stock and an equity line of credit in shares of common stock with funding in multiple tranches, with the first tranche planned for September 2025, subject to stock price and trading volume requirements. The facility is expected to close in August 2025, subject to shareholder approval at the annual meeting.
●On July 11, 2025, Bolt announced the appointment of two new members to its Board of Directors, effective July 11, 2025. Gail Zauder, an experienced executive with substantial experience in public company governance and financial risk oversight, and Lorne Lucree, a recognized leader in beauty innovation, product development, and research and development, join the Board as independent directors. Their diverse expertise will further strengthen Bolt’s governance and support its strategic growth initiatives.
●On August 1, 2025, Bolt reached an agreement with Southern Point Capital to convert $1.7 million in vendor payables to equity, subject to court approval and shareholder approval at the annual meeting.

Financial Results for the second Quarter Ended June 30, 2025

Revenues. Revenues for Q2 2025 were approximately $1.3 million, up from $56 thousand in Q2 2024. Revenue growth was driven by ongoing shipments to Goddess Maintenance Company and reorders from prior launches.

Cost of Revenues. Cost of revenues was approximately $1.2 million in Q2 2025, compared to $85 thousand in Q2 2024. The Company achieved a positive gross margin in Q2 2025, reflecting continued success in reducing material costs and on-going pricing discipline. Based on this progress, Bolt is introducing gross profit targets for 2025 and 2026.

Operating Expenses. Operating expenses were approximately $4.9 million in Q2 2025, down from $9.6 million in Q2 2024. Excluding 2024 bridge note issuance costs and stock-based compensation, spending increased to support business growth.

●Research & Development. Decreases were driven by lower consulting costs partially offset by higher personnel costs to support the delivery of a new material (xl-silk™) and new substantiated cosmetic active claims for b-silk™.

●Sales & Marketing. Increases were driven by personnel and expanded brand activity, including trade shows and digital platforms.General & Administration. Higher costs, excluding bridge note issuance costs and stock-based compensation, reflect Bolt’s ongoing public company obligations.

Bolt continues to manage operating expenses to reduce cash burn and to achieve positive free cash flow.

Loss from Operations and Net Loss. Loss from operations was approximately $4.8 million; net loss was $4.6 million in Q2 2025, compared to $9.6 million and $58.9 million, respectively, in Q2 2024. Loss from operations decreased primarily due to the absence of the bridge note issuance costs in 2025, partially offset by higher stock-based compensation expense in 2025. Net loss decreased significantly year-over-year due to loss on extinguishment of convertible notes in the second quarter of 2024 and decreased remeasurement losses on Bolt’s shared-based liabilities in the second quarter of 2025 compared to the same quarter last year.

Adjusted EBITDA. Adjusted EBITDA was approximately ($3.3) million in the second quarter of 2025, compared to ($2.6) million for the second quarter of 2024.

Net Loss per Share. Basic and diluted net loss per share was ($2.20) for the second quarter of 2025 compared to ($252.21) for the second quarter of 2024.

Cash and Cash Equivalents. As of June 30,2025, the Company had $1.0 million in cash and cash equivalents, which was roughly flat with the prior quarter, compared to $3.5 million as of December 31, 2024.

Based on our current operating plan and forecasted cash requirements, management believes Bolt’s existing cash resources will be sufficient to fund planned operations until the anticipated financing activities are completed in the third quarter of 2025. There is no assurance that these financing activities will be consummated.

Financial Outlook
Bolt projects:

●Revenues of at least $4.5 million in 2025 and at least $9.0 million in 2026
●Gross profit of $0.5 million in 2025 and $1.0 million in 2026

Nasdaq Listing Status
On August 12, 2025, the Company received a notice of determination of delisting from the Nasdaq. The Company intends to submit a hearing request to appeal the delisting determination and request a stay of the suspension to remain trading pending the hearing. The appeal process will allow the Company’s common stock to remain listed on the Nasdaq Global Select Market during the pendency of the hearing process and during any extension period granted by the Nasdaq Hearings Panel. At the hearing, the Company intends to present a compliance plan. There can be no assurance that our request for continued listing will be granted or that we will ultimately regain compliance with the applicable Nasdaq listing requirements.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this communication, including, without limitation, statements regarding: the Company’s financial outlook and financial guidance; expected cash runway; growth objectives; planned operational efficiencies and cost reductions; expected product launches; market potential and market adoption; business strategy; and plans and objectives of management for future operations; stockholder approval, or court approval, as applicable for, or consummation of the transactions with Southern Point Capital or Ascent Partners LLC; and access to funding from Ascent Partners LLC. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain these words.
Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: substantial doubt as to the Company’s ability to continue as a going concern; the Company’s history of net losses and negative cash flows; the Company’s ability to generate sufficient cash to service its debt; the Company’s ability to meet the continued listing requirements of Nasdaq and remain listed on a national stock exchange; the Company’s ability to execute its business plan and adequately control its expenses or raise additional capital on favorable terms, if at all; the Company’s dependence on sales of b-silk™ and xl-silk™ products from its Vegan Silk Technology Platform; the Company’s reliance on a single or limited manufacturing partners and manufacturing facilities; reliance on manufacturing partners in regions that could be impacted by U.S. trade policy, including renegotiating or terminating existing trade agreements and leveraging tariffs; costs of and availability for its Vegan technology Platform products that are out of the Company’s control; the Company’s reliance on a single manufacturing partner and manufacturing facility for the production of its Vegan Silk Technology Platform product; pricing and availability for the Company’s Vegan Silk Technology Platform products; market acceptance of from consumer product companies; the Company’s ability to protect adequately its patents and other intellectual property assets; government regulations and private party actions relating to the marketing and advertising of cosmetic products that include the Company’s Vegan Silk Technology Platform products or other products the Company develops; and the other risks and uncertainties discussed under the caption “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended, December 31, 2024, as such factors may be updated from time to time in its other filings with the SEC, and accessible on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www. boltthreads.com.
The Company cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. The Company undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Non-GAAP Financial Measures
In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including EBITDA, Adjusted EBITDA, and free cash flow.
The Company uses such non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. The Company believes its presentation of EBITDA and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business and enables investors to better understand and evaluate its historical and prospective operating performance. The Company uses free cash flow as an indication of the strength of the Company and its ability to generate cash. The Company believes free cash flow is meaningful to investors as a useful measure of liquidity. The Company believes that these non-GAAP financial measures are important supplemental measures of operating performance because they exclude items that vary from period to period without correlation to the Company’s core operating performance and highlight trends in its business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of the Company’s future operating performance. The Company believes investors, analysts and other interested parties use EBITDA, Adjusted EBITDA, and free cash flow in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.
The Company’s non-GAAP financial measures should not be considered as an alternative to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, free cash flow should not be understood to mean that the entire free cash flow amount is available for discretionary expenditures.

EBITDA is defined as net income (loss) adjusted for interest expense and depreciation. Adjusted EBITDA is defined as net income (loss) adjusted for interest expense and depreciation and amortization, loss on extinguishment on convertible notes, non-cash fair value remeasurements of convertible notes, warrant and share-based liabilities, bridge note issuance costs, restructuring costs, and stock-based compensation. The Company defines free cash flow as net cash provided by (used in) operating activities less payments for capital expenditures.
EBITDA, Adjusted EBITDA, and free cash flow are not recognized terms under GAAP, and the Company’s presentation of these non-GAAP measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not use EBITDA, Adjusted EBITDA, and free cash flow (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures. See the reconciliation tables that accompany this release for additional information regarding certain of the non-GAAP financial measures included herein.
About Bolt Projects Holdings

Bolt Projects develops and produces innovative biomaterials for the beauty and personal care industry. The Company is built on biomaterials platforms that aim to disrupt and transform high-volume consumer goods industries. Bolt Projects is a pioneer in the consumer biomaterials space. The Company’s Vegan Silk Technology Platform produces b-silk and other offerings for the beauty and personal care industry that are fully vegan and biodegradable. These versatile ingredients have been on the market since 2019. Its intellectual property portfolio is anchored by 77 granted patents and 118 pending patent applications.

BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$974	$3,512
Accounts receivable	697	870
Inventory	346	1,760
Prepaid expenses and other current assets	1,167	2,593
Total current assets	3,184	8,735
Property and equipment, net	32	21
Deferred transaction costs	139	—
Other non-current assets	3,456	3,474
Total assets	$6,811	$12,230
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,466	$413
Accrued expenses and other current liabilities	3,321	3,499
Excise tax payable	2,925	2,925
Total current liabilities	8,712	6,837
Long-term debt, non-current	13,009	13,186
Public placement warrant liability	5	267
Related party private placement warrant liability	245	133
Other non-current liabilities	—	417
Total liabilities	21,971	20,840
Total stockholders’ deficit	(15,160)	(8,610)
Total liabilities and stockholders’ deficit	$6,811	$12,230

BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024 (Revised)(1)
Revenue	$1,302	$56	$1,473	$75
Cost of revenue	1,240	85	1,412	150
Gross income (loss)	$62	$(29)	$61	$(75)

Operating expenses:
Research and development	690	971	1,615	1,384
Sales and marketing	183	62	303	123
General and administrative	4,006	8,546	8,360	13,298
Total operating expenses	4,879	9,579	10,278	14,805
Loss from operations	(4,817)	(9,608)	(10,217)	(14,880)

Total other income (expense), net	234	(49,324)	(325)	(50,646)
Loss before income taxes	(4,583)	(58,932)	(10,542)	(65,526)
Income tax provision	—	—	—	—
Net loss	$(4,583)	$(58,932)	$(10,542)	$(65,526)

Other comprehensive income:
Reporting currency translation	5	4	7	27
Comprehensive loss	$(4,578)	$(58,928)	$(10,535)	$(65,499)

Net loss per share, basic and diluted	$(2.20)	$(252.21)	$(5.53)	$(280.43)
Weighted-average common shares outstanding, basic and diluted	2,079,609	233,660	1,905,837	233,660
(1) Certain expenses previously recorded as research and development were related to activities that should be recorded as general and administrative. As a result, management has corrected this error by reducing research and development expense by $1.1 million for the six months ended June 30, 2024, respectively, and increasing general and administrative expense by $1.1 million for the six months ended June 30, 2024, respectively. This classification adjustment was made to better reflect the nature of the expenses in accordance with U.S. GAAP. The misclassification had no impact on the Company’s total operating expenses, net loss, or earnings per share.

BOLT PROJECTS HOLDINGS, INC.
SELECTED CASH FLOW INFORMATION
(IN THOUSANDS)

	Six Months Ended June 30,
	2025	2024
Net cash used in operating activities	$(2,856)	$(7,362)
Net cash used in investing activities	(12)	(13)
Net cash provided by financing activities	330	16,300
Exchange rate effect on cash and cash equivalents	—	(47)
Net change in cash and cash equivalents	(2,538)	8,878
Cash and cash equivalents at beginning of period	3,512	934
Cash and cash equivalents at end of period	$974	$9,812

BOLT PROJECTS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024(1)
GAAP net loss	$(4,583)	$(58,932)	$(10,542)	$(65,526)
Interest expense	314	357	635	644
Depreciation	—	1	1	1
EBITDA	(4,269)	(58,574)	(9,906)	(64,881)
Non-GAAP adjustments:
Non-cash fair value remeasurements of convertible notes, warrant, and share-based liabilities (2)	(577)	22,599	(150)	23,850
Loss on extinguishment of convertible notes	—	26,359	—	26,359
Bridge note issuance costs (3)	—	6,935	—	9,417
Stock-based compensation	1,563	97	3,694	195
Adjusted EBITDA	$(3,283)	$(2,584)	$(6,362)	$(5,060)
(1) Certain expenses previously recorded as research and development were related to activities that should be recorded as general and administrative. As a result, management has corrected this error by reducing research and development expense by $1.1 million for the six months ended June 30, 2024 and increasing general and administrative expense by $1.1 million for the six months ended June 30, 2024. This classification adjustment was made to better reflect the nature of the expenses in accordance with U.S. GAAP. The misclassification had no impact on the Company’s total operating expenses, net loss, or earnings per share.
(2) Includes the following:
•Remeasurement of share-based termination liability of zero and $1.5 million for the three months ended June 30, 2025 and June 30, 2024, respectively, and zero and $1.3 million for the six months ended June 30, 2025 and June 30, 2024, respectively.
•Remeasurement of related party convertible notes of zero and $5.3 million for the three months ended June 30, 2024 and June 30, 2025, respectively, and zero and $5.5 million for the six months ended June 30, 2025 and June 30, 2024, respectively.
•Remeasurement of convertible notes of zero and $15.9 million for the three months ended June 30, 2024 and June 30, 2025, respectively, and zero and $17.1 million for the six months ended June 30, 2025 and June 30, 2024, respectively.
•Remeasurement of public placement warrant liability of ($0.1) million and zero for the three months ended June 30, 2025 and June, 2024, respectively, and ($0.3) million and zero for the six months ended June 30, 2025 and June 30, 2024, respectively.
•Remeasurement of related party private placement warrant liability of $(0.5) million and zero for the three months ended June 30, 2025 and June 30, 2024, respectively, and $0.1 million and zero for the six months ended June 30, 2025 and June 30, 2024, respectively.

(3) Includes Bridge Convertible Notes issuance costs of zero and $6.9 million included in operating expenses within general and administrative expenses for the three months ended June 30, 2025 and June 30, 2024, respectively, and zero and $9.4 million for the six months ended June 30, 2025 and June 30, 2024, respectively.